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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 15, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Report to Shareholders of Equity Portfolio, Mid Cap Portfolio, Small Cap Portfolio, Global Equity Portfolio, Managed Portfolio, U.S. Government Income Portfolio, Target Portfolio and Science and Technology Portfolio comprising OCC Accumulation Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP

New York, New York
April 8, 2002